Camden National Corporation's Board Declares Quarterly Dividend

CAMDEN, Maine, June 28, 2016 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company") announced today that the board of directors of the Company declared a dividend of $0.30 per share payable on July 29, 2016, for shareholders of record on July 15, 2016.
About Camden National Corporation
Camden National Corporation is the holding company of Camden National Bank and Acadia Trust, N.A. Headquartered in Camden, Maine, Camden National Corporation has $3.8 billion in assets and is the largest publicly traded bank holding company in Northern New England (NASDAQ: CAC). Camden National Bank is a full-service community bank that employs over 650 people, features a network of 63 banking centers and 85 ATMs in Maine, and offers state-of-the-art online and mobile banking resources as well as investment, insurance and financial planning services through its division, Camden Financial Consultants. With offices in Portland, Bangor, and Ellsworth, Acadia Trust, N.A. provides comprehensive wealth management, investment management and trust services to individual and institutional clients throughout Maine and New England. To learn more, visit www.CamdenNational.com.

CONTACT: Michael R. Archer, Senior Vice President, Corporate Controller, Camden National Corporation, 207.230.2058, marcher@camdennational.com